EXHIBIT 10

FOR IMMEDIATE RELEASE

VECTOR CAPITAL SENDS LETTER TO CAPTARIS REGARDING ANNUAL MEETING OF SHAREHOLDERS

SAN FRANCISCO – APRIL 28, 2008 – Vector Capital, a leading private equity firm specializing in spinouts, buyouts and recapitalizations of established technology businesses, today sent a letter to Captaris Inc.’s (NASDAQ: CAPA or “the Company”) Board of Directors regarding the timing of the Company’s 2008 Annual Meeting of Shareholders and the associated nomination deadline.

The full text of the letter that Vector Capital sent to Captaris’ Board of Directors can be found below:

April 28, 2008

The Board of Directors

c/o Bruce L. Crockett

Non-Executive Chairman of the Board

Captaris, Inc.

10885 NE 4th Street, Suite 400

Bellevue, WA 98004

Dear Members of the Board of Directors:

As you know, Washington corporate law mandates that Captaris, Inc. (the “Company”) hold its Annual Meeting of Shareholders no later than June 30, 2008. On March 30, 2008, the Company announced the extension of the April 8, 2008 deadline to nominate board directors and bring forward other business matters for the Annual Meeting. Since then, the Company has provided no further clarity on the nomination deadline or the date of the Annual Meeting.

We have asked you repeatedly, through private communication, for confirmation that the Company intends to follow Washington State law and hold its Annual Meeting by June 30, 2008. You have provided us with no such assurance. Holding an Annual Meeting as required by law in no way prevents the Board from completing its current review of strategic alternatives.   Furthermore, should the Board be committed to an “expeditious” review of strategic alternatives as you have indicated publicly, we would expect a transaction to be announced well before June 30, 2008.

Given SEC filing requirements associated with the Annual Meeting and the practicalities of the Company’s proxy solicitation process, we believe it will not be possible for the Company to satisfy the Washington legal requirement unless it notices the meeting by mid-May 2008, which is fast approaching. Consequently, as your largest shareholder, we urge you to provide clarity to the Company’s shareholders by publishing your annual meeting date and your nomination deadline immediately.

We look forward to hearing from you.

Sincerely,

VECTOR CAPITAL CORPORATION

Amish Mehta

Authorized Signatory

About Vector Capital

Vector Capital is a leading private equity firm specializing in spinouts, buyouts and recapitalizations of established technology businesses. Vector identifies and pursues these complex investments in both the private and public markets. Vector actively partners with management teams to devise and execute new financial and business strategies that materially improve the competitive standing of these businesses and enhance their value for employees, customers and shareholders. Among Vector’s notable investments are LANDesk Software, Savi Technology, SafeNet, Corel Corporation, Precise Software Solutions, Printronix, Register.com, Tripos, WinZip and Watchguard Technologies. For more information, visit www.vectorcapital.com.

Contact

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